Exhibit 99.1

Oxford Immunotec Reports Third Quarter 2017 Financial Results

●	Third quarter revenue of $30.4 million, an increase of 17% compared to prior year period

●	Continued growth from both the Tuberculosis (TB) and Tick-borne disease franchises, with double-digit revenue growth in all three geographies served

●	Gross margin improved by 450 basis points on a sequential basis, driven by strong progress in TB margins

OXFORD, United Kingdom and MARLBOROUGH, Mass., October 31, 2017 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions, today announced third quarter 2017 financial results.

“We are pleased to report another strong quarter, with solid growth across both franchises and all three geographies served,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “As we move forward through the remainder of the year and into 2018, we will continue to focus on driving revenue growth and progressing the company towards profitability.”

By revenue type, total revenues were, in millions:

	Three Months Ended September 30,
	2017	2016	Percent Change

Product	$12.0	$9.7	24%
Service	18.4	16.4	12%
Total Revenue	$30.4	$26.1	17%

By indication, total revenues were, in millions:

	Three Months Ended September 30,
	2017	2016	Percent Change

Tuberculosis	$24.4	$22.0	11%
Tick-Borne Disease and Other	6.0	4.1	45%
Total Revenue	$30.4	$26.1	17%

By geography, total revenues were, in millions:

	Three Months Ended September 30,
			Percent Change
	2017	2016	As Reported	Constant Currency (1)

United States	$18.8	$16.2	16%	16%
Europe & ROW	2.2	1.7	26%	22%
Asia	9.4	8.2	15%	18%
Total Revenue	$30.4	$26.1	17%	17%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Third Quarter 2017 Financial Results

Revenue for the third quarter of 2017 was $30.4 million, representing 17% growth over third quarter 2016 revenue of $26.1 million. On a constant currency basis, revenue growth was also 17% versus the prior year period. Tuberculosis revenue for the third quarter of $24.4 million increased 11% over the prior year period.

2017 third quarter product revenue was $12.0 million, representing a 24% increase from product revenue of $9.7 million in the third quarter of 2016. The increase was primarily driven by sales of tick-borne disease kits, as well as growth in Asia and Europe & ROW. Service revenue for the third quarter of 2017 was $18.4 million, up 12% from 2016 third quarter revenue of $16.4 million. The increase in service revenue was primarily driven by strong growth in our tick-borne disease business, as well as tuberculosis volume increases in the United States.

United States revenue was $18.8 million in the third quarter of 2017, representing 16% growth over revenue of $16.2 million in the prior year period. The increase was due to growth in our tuberculosis and tick-borne disease businesses.

Europe & ROW revenue was $2.2 million in the third quarter of 2017, representing a 26% increase compared to the third quarter of 2016. On a constant currency basis, Europe & ROW increased 22% versus the third quarter of 2016. The increase was primarily due to tuberculosis growth in the UK and continental European markets, as well as sales of tick-borne disease kits.

Asia revenue was $9.4 million in the third quarter of 2017, representing an increase of 15% over 2016 third quarter revenue of $8.2 million. On a constant currency basis, Asia increased 18% versus the third quarter of 2016. The increase was primarily due to the timing of orders and higher sales in South Korea.

Gross profit for the third quarter of 2017 was $17.3 million, an increase of $2.7 million over gross profit of $14.6 million in the same period of 2016. Gross margin was 56.7%, an increase of 80 basis points from gross margin of 55.9% in the third quarter of 2016. The third quarter gross margin performance reflects lower royalty expenses due to the June 2017 Statens Serum Institut settlement, an underlying improvement in TB margins, and favorable mix, offset by higher volumes in our tick-borne disease business, which carries lower gross margins, as well as some early infrastructure investments necessary to meet future growth.

Operating expenses were $32.5 million in the third quarter of 2017, an increase of $13.6 million compared to $18.9 million in the same period last year. The increase in operating expenses was largely due to the inclusion of a one-time non-cash impairment charge of $11.1 million to write-off certain intangible assets acquired in conjunction with the 2016 acquisition of Imugen, as well as expenses related to our BLA submissions and ongoing patent litigation. In the third quarter, we also recorded a credit of $880,000 related to the change in fair value of contingent consideration associated with the acquisition of Immunetics.

Net loss for the third quarter of 2017 was $16.9 million, or $0.70 per share, compared to $4.0 million, or $0.18 per share, in the third quarter of 2016. Net loss per share was based on 24,123,574 and 22,365,349 weighted average ordinary shares outstanding for the third quarters of 2017 and 2016, respectively.

EBITDA for the third quarter was $(14.7) million compared to $(3.0) million in the third quarter of 2016. Adjusted EBITDA for the third quarter of 2017 was $(2.5) million compared to $(2.2) million in the same period in 2016. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

We expect to report revenue of between $25.4 and $26.4 million for the fourth quarter of 2017.

We now expect to report full year 2017 revenue of between $103.5 and $104.5 million, representing 20% - 21% year-over-year growth. We expect revenue to increase approximately 21% to 22% for the year using constant exchange rates. This compares to prior revenue guidance of between $103 and $106 million.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, October 31, 2017 at 8:00 a.m. Eastern Time to discuss its third quarter 2017 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 99539511 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company's second product line is a range of assays for tick-borne diseases, such as Lyme disease, obtained through the acquisitions of Imugen and Immunetics. Also obtained through these acquisitions is the Company's third product line focused on screening for Babesia in donated blood, for which the Company is currently seeking FDA licensure. The Company's fourth product line is focused on the transplantation market. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, intentions, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:
Karen Koski
Head of Strategy and Investor Relations
Oxford Immunotec
Tel: +1 (508) 556-1377
kkoski@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2017	2016	2017	2016
Revenue
Product	$12,000	$9,713	$30,808	$27,144
Service	18,429	16,396	47,246	35,229
Total revenue	30,429	26,109	78,054	62,373
Cost of revenue
Product	4,027	3,616	11,366	10,421
Service	9,141	7,887	24,791	17,853
Total cost of revenue	13,168	11,503	36,157	28,274
Gross profit	17,261	14,606	41,897	34,099
Operating expenses:
Research and development	4,467	3,532	12,220	9,837
Sales and marketing	9,493	8,794	29,174	26,665
General and administrative	8,141	6,466	23,007	16,200
Change in fair value of contingent purchase price consideration	(880)	60	(3,475)	172
Intangible assets impairment charges	11,064	—	11,064	—
Settlement expense	196	—	9,831	—
Total operating expenses	32,481	18,852	81,821	52,874
Loss from operations	(15,220)	(4,246)	(39,924)	(18,775)
Other income (expense):
Interest expense, net	(781)	(54)	(2,411)	(88)
Foreign exchange (losses) gains	(624)	470	(1,277)	1,707
Other expense	—	(106)	(262)	(243)
Loss before income taxes	(16,625)	(3,936)	(43,874)	(17,399)
Income tax (expense) benefit	(222)	(60)	2,189	(92)
Net loss	$(16,847)	$(3,996)	$(41,685)	$(17,491)
Net loss per ordinary share—basic and diluted	$(0.70)	$(0.18)	$(1.80)	$(0.78)
Weighted-average shares used to compute net loss per ordinary share—basic and diluted	24,123,574	22,365,349	23,159,986	22,333,911

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2017	2016	2017	2016
Net loss	$(16,847)	$(3,996)	$(41,685)	$(17,491)
Income tax expense (benefit)	222	60	(2,189)	92
Interest expense, net	641	54	1,982	88
Depreciation and amortization of intangible assets	1,122	862	3,115	2,067
Accretion and amortization of loan fees	140	—	429	—
EBITDA	(14,722)	(3,020)	(38,348)	(15,244)

Reconciling items:
Share-based compensation expense	1,506	1,368	4,266	3,827
Unrealized exchange losses (gains)	333	(572)	614	(1,990)
Change in fair value of contingent purchase price consideration	(880)	60	(3,475)	172
Intangible assets impairment charges	11,064	—	11,064	—
Settlement expense	196	—	9,831	—
Adjusted EBITDA	$(2,503)	$(2,164)	$(16,048)	$(13,235)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$67,743	$59,110
Accounts receivable, net	21,652	13,265
Inventory, net	9,174	7,437
Prepaid expenses and other assets	3,147	2,390
Total current assets	101,716	82,202
Restricted cash, non-current	200	200
Property and equipment, net	8,927	7,793
In-process research and development	6,970	16,170
Goodwill	3,967	3,822
Other intangible assets, net	8,296	11,017
Deferred tax asset	6,725	2,630
Other assets	190	178
Total assets	$136,991	$124,012

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,141	$3,201
Accrued liabilities	15,563	14,282
Settlement liability	2,396	—
Contingent purchase price consideration	—	882
Deferred income	345	41
Current portion of loans payable	89	84
Total current liabilities	21,534	18,490
Long-term portion of loans payable	29,787	29,601
Settlement liability	7,930	—
Contingent purchase price consideration	—	2,593
Other liabilities	364	364
Total liabilities	59,615	51,048

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at September 30, 2017 and December 31, 2016, and 25,596,345 and 22,635,431 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	269	243
Additional paid-in capital	292,959	249,128
Accumulated deficit	(210,341)	(168,656)
Accumulated other comprehensive loss	(5,511)	(7,751)
Total shareholders’ equity	77,376	72,964
Total liabilities and shareholders’ equity	$136,991	$124,012